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                      AMENDMENT NO. 1 TO ASSET PURCHASE AND
                         LIABILITY ASSUMPTION AGREEMENT


          THIS AMENDMENT No. 1 (the "AMENDMENT") is entered into as of June 23, 1995 between GLENDALE FEDERAL BANK, FEDERAL SAVINGS BANK ("BUYER") and UNION FEDERAL BANK, a federal savings bank ("SELLER") in order to amend as set forth herein that certain Asset Purchase and Liability Assumption Agreement, dated as of May 20, 1995 (the "AGREEMENT"), between the same parties. Unless otherwise indicated, the capitalized terms used in this Amendment have the meanings given such terms in the Agreement.

          WHEREAS, the parties hereto agree and acknowledge that due to the present financial condition of Seller the amendments described herein are required and the Alternative Bank Transaction shall be the basis for consummation of the transactions contemplated by the Agreement and June 23, 1995 shall be the Closing Date.

          THEREFORE, the parties hereto agree as follows:

     1. The last sentence of the first paragraph of Section 2.4 of the Agreement is hereby deleted in its entirety.

     2. Subsection 2.5(ii) is hereby deleted in its entirety and shall be replaced with the following:

          "The Purchase Price payable by Buyer shall be adjusted by (x) deducting therefrom the amount by which the Deposits specified in
          SECTION 8.1(e) transferred at Closing to Buyer are less than the amount of the Deposits listed and described in SCHEDULE 2.2(a) multiplied by .047 and (y) adding $350,000 to the amount determined in accordance with clause (x);"

     3. Notwithstanding the provisions of Section 10.1 of the Agreement to the contrary, no portion of the Purchase Price shall be retained by Buyer, Section
10.1 is hereby deleted in its entirety, and any references in the Agreement to defined terms that include the term "Holdback" are hereby deleted.

     4. The phrase "Other than post-closing adjustments payable to Buyer that are paid by means of a reduction of the Purchase Price Holdback," contained in lines 1 and 2 of Subsection 10.2(c) of the Agreement is hereby deleted in its entirety.

     5. The first sentence of Subsection 10.2(a) is hereby deleted in its entirety and shall be replaced with the following:

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          "GENERAL.  The parties hereto acknowledge that certain amounts referred to herein may not be finally determinable until after the Closing as a result of the processing of checks and other transactions on or shortly before the Closing Date, other activity occurring in the operation of the Facilities or other reasons. Such amounts shall include any unpaid sales tax liability (as reported by the California State Board of Equalization in the Sales Tax Certificate to be obtained by Buyer as provided in SECTION 7.10 hereof) of Seller with respect to any sale or other transfer occurring on or before the Closing Date, recording and documentary transfer taxes, sales taxes and any other fees, charges and assessments described in SECTION 12.5 hereof, and any other amounts payable hereunder after the Closing by either Buyer or Seller which are not otherwise paid by such party."

     6. Except as otherwise set forth above, the terms and provisions of the Agreement will continue in full force and effect.


     IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date first above written.


                                        UNION FEDERAL BANK, A FEDERAL
                                          SAVINGS BANK


                                        By: /s/ David S. Engelman
                                           ---------------------------------

                                        Its: CHAIRMAN/CEO
                                            --------------------------------


                                        GLENDALE FEDERAL BANK,
                                          FEDERAL SAVINGS BANK


                                        By: /s/ Richard A. Fink
                                           ---------------------------------

                                        Its: SENIOR EXECUTIVE VICE PRESIDENT
                                            --------------------------------

THE UNDERSIGNED HEREBY CONSENTS TO THE FOREGOING AMENDMENT NO. 1 TO THE
AGREEMENT.

UNIONFED FINANCIAL CORPORATION


By: /s/ David S. Engelman
   ---------------------------
Its: CHAIRMAN/CEO
    --------------------------